Exhibit 99

     Eaton Reports Third Quarter Net Income Per Share up 19 Percent to $1.30


     CLEVELAND--(BUSINESS WIRE)--Oct. 17, 2005--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.30 for the third quarter of 2005, an increase of 19 percent over net income per share of $1.09 in the third quarter of 2004. Sales in the quarter were $2.79 billion, 10 percent above the same period in 2004. Net income was $199 million compared to $170 million in 2004, an increase of 17 percent.
     Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the third quarter of 2005 were $1.33 versus $1.13 per share in 2004, an increase of 18 percent, and operating earnings for the third quarter of 2005 were $203 million compared to $177 million in 2004, an increase of 15 percent.
     Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We had a strong third quarter. Sales growth of 10 percent in the quarter consisted of 7 percent from organic growth, 1 percent from acquisitions, and 2 percent from exchange rates. Our organic growth was comprised of 4 percent in our end markets and 3 percent from outgrowing our end markets.
     "We expect our end markets to grow about 4 percent in the fourth quarter," said Cutler. "The electrical markets are improving and the truck markets remain very strong, while some segments of the mobile hydraulics and automotive markets are weakening.
     "We are pleased with our third quarter segment operating margin, which increased about 1 percentage point over the margin in the third quarter of 2004," said Cutler.
     "We closed two acquisitions during the quarter - Tractech Holdings and the filtration business of Hayward Industries - and announced two new acquisitions in our aerospace business," said Cutler. "The annualized sales of all acquisitions closed and announced so far during 2005 total approximately $580 million.
     "We anticipate that net income per share for 2005 will be between $5.10 and $5.20, and accordingly we anticipate that net income per share for the fourth quarter of 2005 will be between $1.25 and $1.35. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions, are anticipated for 2005 to be between $5.25 and $5.35, with operating earnings per share for the fourth quarter of between $1.30 and $1.40."

     Business Segment Results

     Third quarter sales for the Electrical segment were $978 million, up 13 percent over 2004 and a quarterly record. Operating profits in the third quarter were $111 million. Operating profits before restructuring charges were $115 million, up 47 percent from results in 2004.
     "End markets for our electrical business grew about 7 percent during the third quarter," said Cutler. "We expect end market growth over the balance of the year to continue at these levels.
     "We are particularly pleased with the margins posted by our Electrical business in the third quarter," said Cutler. "Our operating margin before restructuring expanded by 2.8 percentage points over the third quarter of 2004, and is a record quarterly operating margin for the Electrical segment."
     In the Fluid Power segment, third quarter sales were $774 million, 2 percent above the third quarter of 2004. Fluid Power markets grew 4 percent compared to the same period in 2004, with global hydraulics shipments up an estimated 4 percent, commercial aerospace markets up 18 percent, defense aerospace markets down 1 percent, and European automotive production down 3 percent. Operating profits in the third quarter were $73 million, down 10 percent compared to a year earlier.
     "Growth in the mobile and industrial hydraulics markets has slowed from the pace in the first half," said Cutler. "In particular, agricultural equipment sales have been sluggish due to a combination of drought conditions and reductions in farm income in several markets around the world. We anticipate that the growth in mobile and industrial hydraulics is likely to remain modest for the balance of 2005. The commercial aerospace market showed the strongest quarterly growth in the last four years, driven by higher new plane deliveries and strong growth in passenger air miles flown. We now anticipate stronger commercial aerospace growth in 2005 than we had foreseen earlier this year.
     "In addition, we announced within the last month two significant aerospace acquisitions - the aerospace fluid and air division of Cobham plc and the aerospace division of PerkinElmer," said Cutler. "These acquisitions expand our aerospace product range and, in combination with our existing aerospace business, will build our total aerospace sales to approximately $1.2 billion per year.
     "We also closed the acquisition of the filtration business of Hayward Industries in September," said Cutler. "Hayward represents our first move into industrial filtration, which is a natural extension of our fluid power business."
     The Truck segment posted sales of $601 million in the third quarter, up 24 percent compared to 2004, and recorded operating profits of $119 million. Operating profits before restructuring charges were $120 million, up 29 percent from results in 2004. NAFTA heavy-duty production was up 14 percent compared to 2004, NAFTA medium-duty production was down 11 percent, European truck production was up 4 percent, and Brazilian vehicle production was up 6 percent.
     "Third quarter production of NAFTA heavy-duty trucks totaled 86,000 units, about the same as in the second quarter," said Cutler. "We expect that for the full-year NAFTA heavy-duty production is likely to be about 325,000 units.
     "We were notified during the quarter that Eaton has been selected by the National Highway Transportation Safety Administration to be part of a group of companies to evaluate crash-avoidance technologies for both cars and commercial vehicles. The government has budgeted $31 million for this four-year study."
     The Automotive segment posted third quarter sales of $436 million, 1 percent above the comparable quarter of 2004. Automotive production in NAFTA was up by 3 percent while European production was down 3 percent over the third quarter of 2004. Operating profits were $50 million. Operating profits before restructuring charges were $51 million, up 2 percent.
     "Our Automotive business recorded solid margins despite sluggish automotive markets," said Cutler. "We are expecting that the markets in NAFTA and Europe will be down slightly over the balance of the year.
     "We announced during the quarter we had started production on a new combination supercharger and turbocharger system for Volkswagen," said Cutler. "The combination allows an automaker the option to provide a smaller displacement gasoline engine in place of a turbo diesel while improving performance, and reducing fuel consumption and emissions.
     "During the quarter, we also closed the acquisition of specialty differential manufacturer Tractech Holdings," said Cutler. "This acquisition allows Eaton to expand our traction modifier business to off highway vehicles, a diversification beyond our traditional light truck market."
     Eaton Corporation is a diversified industrial manufacturer with 2004 sales of $9.8 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 57,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

     Notice of Conference Call: Eaton's conference call to discuss its third quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

     This news release contains forward-looking statements concerning the fourth quarter 2005 and full year 2005 net income per share and operating earnings per share, the performance of our worldwide markets, volumes from new business awards, and revenues from acquisitions. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions, divestitures, and joint ventures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

     Financial Results

     The company's comparative financial results for the three months and nine months ended September 30, 2005 and 2004 are available on the company's Web site, www.eaton.com.



Eaton Corporation
Comparative Financial Summary

                               Three months ended   Nine months ended
                                  September 30        September 30
(Millions except for per       ------------------   -----------------
 share data)                      2005      2004      2005      2004
                                  ----      ----      ----      ----

Net sales                        $2,789    $2,543    $8,277    $7,184
Income before income taxes          249       211       752       587
Net income                          199       170       595       465

Net income per Common Share
 assuming dilution               $ 1.30    $ 1.09    $ 3.85    $ 2.97
Average number of Common Shares
 outstanding assuming dilution    152.4     156.9     154.4     156.8

Net income per Common Share
 basic                           $ 1.33    $ 1.12    $ 3.95    $ 3.05
Average number of Common
 Shares outstanding basic         149.1     152.8     150.7     152.8

Cash dividends paid per Common
Share                            $  .31    $  .27    $  .93    $  .81

Reconciliation of net income
to operating earnings
----------------------------
Net income                       $  199    $  170    $  595    $  465
Excluding restructuring
 charges (after-tax)                  4         7        15        16
                                 ------    ------    ------    ------
Operating earnings               $  203    $  177    $  610    $  481
                                 ======    ======    ======    ======

Net income per Common Share
 assuming dilution               $ 1.30    $ 1.09    $ 3.85    $ 2.97
Per share impact of
 restructuring charges (after-
 tax)                               .03       .04       .10       .10
                                 ------    ------    ------    ------
Operating earnings per Common
Share                            $ 1.33    $ 1.13    $ 3.95    $ 3.07
                                 ======    ======    ======    ======

See accompanying notes.



Eaton Corporation
Statements of Consolidated Income

                               Three months ended   Nine months ended
                                  September 30        September 30
(Millions except for per       ------------------   -----------------
 share data)                      2005      2004      2005      2004
                                  ----      ----      ----      ----

Net sales                        $2,789    $2,543    $8,277    $7,184

Cost of products sold             2,001     1,836     5,953     5,183
Selling & administrative
 expense                            439       406     1,304     1,156
Research & development expense       75        72       213       196
Interest expense-net                 24        20        68        58
Other (income) expense-net            1        (2)      (13)        4
                                 ------    ------    ------    ------
Income before income taxes          249       211       752       587
Income taxes                         50        41       157       122
                                 ------    ------    ------    ------
Net income                       $  199    $  170    $  595    $  465
                                 ======    ======    ======    ======

Net income per Common Share
 assuming dilution               $ 1.30    $ 1.09    $ 3.85    $ 2.97
Average number of Common Shares
 outstanding assuming dilution    152.4     156.9     154.4     156.8

Net income per Common Share
 basic                           $ 1.33    $ 1.12    $ 3.95    $ 3.05
Average number of Common
 Shares outstanding basic         149.1     152.8     150.7     152.8

Cash dividends paid per Common
Share                            $  .31    $  .27    $  .93    $  .81

See accompanying notes.


Eaton Corporation
Business Segment Information

                               Three months ended   Nine months ended
                                  September 30        September 30
                               ------------------   -----------------
(Millions)                        2005      2004      2005      2004
                                  ----      ----      ----      ----

Net sales
---------
Electrical                       $  978    $  869    $2,750    $2,177
Fluid Power                         774       759     2,401     2,319
Truck                               601       485     1,739     1,302
Automotive                          436       430     1,387     1,386
                                 ------    ------    ------    ------
                                 $2,789    $2,543    $8,277    $7,184
                                 ======    ======    ======    ======
Operating profit
----------------
Electrical                       $  111    $   70    $  269    $  172
Fluid Power                          73        81       243       253
Truck                               119        93       348       232
Automotive                           50        50       186       184
                                 ------    ------    ------    ------
                                    353       294     1,046       841
Corporate
---------
Amortization of intangible
 assets                              (7)       (7)      (21)      (18)
Interest expense-net                (24)      (20)      (68)      (58)
Minority interest                    (2)       (2)       (4)       (6)
Pension & other postretirement
 benefit expense                    (29)      (19)      (89)      (59)
Other corporate expense-net         (42)      (35)     (112)     (113)
                                 ------    ------    ------    ------
Income before income taxes          249       211       752       587
Income taxes                         50        41       157       122
                                 ------    ------    ------    ------
Net income                       $  199    $  170    $  595    $  465
                                 ======    ======    ======    ======

See accompanying notes.



Eaton Corporation
Condensed Consolidated Balance Sheets

                                            September 30, December 31,
(Millions)                                      2005          2004
                                                ----          ----

Assets
Current assets
--------------
Cash                                          $   92        $   85
Short-term investments                           247           211
Accounts receivable                            1,861         1,612
Inventories                                    1,065           966
Deferred income taxes & other current
 assets                                          361           308
                                              ------        ------
                                               3,626         3,182

Property, plant & equipment-net                2,100         2,147
Goodwill                                       2,722         2,433
Other intangible assets                          636           644
Deferred income taxes & other assets             665           669
                                              ------        ------
                                              $9,749        $9,075
                                              ======        ======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt, primarily commercial
 paper                                        $  161        $   13
Current portion of long-term debt                256            26
Accounts payable                                 799           776
Accrued compensation                             258           270
Accrued income & other taxes                     357           283
Other current liabilities                        992           894
                                              ------        ------
                                               2,823         2,262

Long-term debt                                 1,725         1,734
Postretirement benefits other than
 pensions                                        601           617
Pensions & other liabilities                     905           856
Shareholders' equity                           3,695         3,606
                                              ------        ------
                                              $9,749        $9,075
                                              ======        ======

See accompanying notes.



Eaton Corporation

Notes to Third Quarter 2005 Earnings Release
--------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
In 2005 and 2004, Eaton acquired various businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition.

On September 2, 2005, the industrial filtration business of Hayward Industries, Inc. was acquired, which produces filtration systems for industrial and commercial customers worldwide. This business had sales of $100 over the last 12 months and is included in the Fluid Power segment.

On August 17, 2005, Tractech Holdings, Inc., a global manufacturer of specialized differentials for the commercial and specialty vehicle markets, was acquired. This business had 2004 sales of $43 and is included in the Automotive segment.

On June 30, 2005, Morestana S.A. de C.V., a Mexican producer of hydraulic lifters for automotive engine manufacturers and the automotive aftermarket, was acquired. This business had 2004 sales of $13 and is included in the Automotive segment.

On March 31, 2005, Eaton acquired the businesses of Winner Group Holdings Ltd. (Winner), the largest producer of hydraulic hose fittings and adapters for the Chinese market. This business had 2004 sales of $26 and is included in the Fluid Power segment.

On March 1, 2005, Pigozzi S.A. Engrenagens e Transmissoes (Pigozzi), an agricultural transmission business located in Brazil, was acquired. This business had 2004 sales of $42 and is included in the Truck segment.

On September 1, 2004, Walterscheid Rohrverbindungstechnik GmbH (Walterscheid), a manufacturer of hydraulic tube connectors and fittings primarily for the European market, was acquired. This business had 2003 sales of $52 and is included in the Fluid Power segment.

On June 9, 2004, the Company acquired Powerware Corporation, the power systems business of Invensys plc. Powerware had sales of $775 for the year ended March 31, 2004. This business is included in the Electrical segment.

Announced Acquisitions of Businesses
------------------------------------
On October 6, 2005, Eaton announced it had reached an agreement with PerkinElmer, Inc. to purchase its aerospace division, which is a leading provider of sealing and pneumatic systems for large commercial aircraft and regional jets, for $333. This business had sales of $150 for the 12 months ended June 30, 2005. On September 13, 2005, Eaton announced that it had reached an agreement with Cobham plc to purchase its aerospace fluid and air division for $270. This business had 2004 sales of $210. These acquisitions are expected to close in fourth quarter 2005 and will be included in the Fluid Power segment.

Restructuring Charges
---------------------
In 2005 and 2004, Eaton incurred restructuring charges related primarily to the integration of: Powerware, the electrical power systems business acquired in June 2004; the electrical division of Delta plc acquired in January 2003; and fluid power acquisitions, including Winner, Walterscheid, and Boston Weatherhead (acquired in November 2002). In third quarter 2005, the Company also incurred restructuring charges related to the integration of the Pigozzi agricultural transmission business and the Morestana automotive lifter business. A summary of these charges follows:

                                                     Operating profit
                                        Operating         before
                   Restructuring        profit as      restructuring
                      charges           reported         charges
                   -------------        ---------     ---------------
                             Three months ended September 30
                   --------------------------------------------------
                    2005     2004      2005    2004     2005     2004
                    ----     ----      ----    ----     ----     ----
Electrical          $  4     $  8     $ 111   $  70    $ 115   $   78
Fluid Power            -        3        73      81       73       84
Truck                  1        -       119      93      120       93
Automotive             1        -        50      50       51       50
                    ----     ----     -----   -----    -----   ------
Pretax charges      $  6     $ 11     $ 353   $ 294    $ 359   $  305
                    ====     ====     =====   =====    =====   ======
After-tax charges   $  4     $  7
Per Common Share    $.03     $.04
Operating margin                     12.7%   11.6%    12.9%    12.0%


                             Nine months ended September 30
                    -------------------------------------------------
                    2005     2004      2005    2004     2005     2004
                    ----     ----      ----    ----     ----     ----
Electrical         $  16    $  20    $  269  $  172   $  285  $   192
Fluid Power            5        5       243     253      248      258
Truck                  1        -       348     232      349      232
Automotive             1        -       186     184      187      184
                   -----    -----    ------  ------   ------  -------
Pretax charges     $  23    $  25    $1,046  $  841   $1,069  $   866
                   =====    =====    ======  ======   ======  =======
After-tax charges  $  15    $  16
Per Common Share   $ .10    $ .10
Operating margin                     12.6%   11.7%    12.9%    12.1%

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the restructuring charges reduced Operating profit of the related business segment.

Retirement Benefit Plans
------------------------
Pretax income for third quarter 2005 was reduced by $13 ($8 after-tax, or $.06 per Common Share) compared to third quarter 2004 due to increased pension expense in 2005. This resulted from the declines during 2000 through 2002 in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension liabilities at year-end 2004. Pretax income for first nine months 2005 was similarly reduced by $39 ($25 after-tax, or $.17 per Common Share) compared to first nine months 2004.

Income Taxes
------------
The effective income tax rates for third quarter and first nine months 2005 were 20.3% and 20.9%, respectively, compared to 19.6% and 20.8% for the same periods in 2004.

Repurchase of Common Shares
---------------------------
On April 18, 2005, Eaton's Board of Directors authorized the Company to repurchase up to 10 million of its Common Shares. In the second quarter, 3.38 million shares were repurchased at a total cost of $200. No shares were repurchased in third quarter 2005. The remainder of the shares are expected to be repurchased over time, depending on market conditions, share price, capital levels and other considerations.

During first quarter 2005, Eaton repurchased 3.63 million Common Shares at a total cost of $250. This completed the plan announced on January 24, 2005 to repurchase $250 of shares to help offset dilution from shares issued during 2004 from the exercise of stock options.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.



    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)